Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-46831, 33-54937, 33-63133, 33-15871, 333-36601, 333-45245, 333-77559, 333-64279, 333-35124, 333-42446, 333-59162, 333-61742, 333-100978, 333-112148, 333-122231, and 333-128376) of Integrated Device Technology, Inc. of our report dated September 2, 2005 relating to the Integrated Circuit Systems, Inc.’s consolidated financial statements, consolidated financial statement schedule, management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K/A of Integrated Device Technology, Inc. dated December 1, 2005.

PricewaterhouseCoopers LLP

Philadelphia, PA

December 1, 2005